Prospectus Supplement	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated August 13, 2007)	File No. 333-145408
$400,000,000 Principal Amount of 0.625% Convertible Senior Notes due 2014
and
Shares of Common Stock Issuable on Conversion of the Notes
This prospectus supplement covers resales of our 0.625% convertible senior notes due 2014, and the shares of our common stock issuable upon the conversion of the notes, by the holders of those securities. We will not receive any proceeds from the resale of the notes or shares.
This prospectus supplement supplements, and must be read in conjunction with, the prospectus, dated August 13, 2007.
Investing in the notes or the underlying shares of our common stock involves a high degree of risk. Before buying any notes or shares, you should read the discussion of material risks of investing in the notes and our common stock under the heading “Risk Factors” beginning on page 8 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 5, 2007

Selling Securityholders
The information in the table below should be considered in addition to the information appearing in the related prospectus under the heading “Selling Securityholders” and is based on information provided to us by the selling securityholders as of September 5, 2007. If any selling securityholder identified in the table below is also identified in the table appearing in the related prospectus under the heading “Selling Securityholders,” then the information relating to that selling securityholder in the table and notes below supersedes in the corresponding information in the prospectus.
The table below sets forth information about the beneficial ownership of the notes and shares of our common stock by each holder who has timely provided us with a completed and executed notice and questionnaire stating its intent to use this prospectus supplement and the related prospectus to sell or otherwise dispose of notes or shares of our common stock that may be issuable upon conversion of the notes.
We have prepared this table using information furnished to us by or on behalf of the selling securityholders. Except as otherwise indicated below, to our knowledge, no selling securityholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our predecessors or affiliates during the three years prior to the date of this prospectus supplement.
Our registration of the notes and the shares of our common stock that may be issued upon conversion of the notes does not mean that the selling securityholders identified below will sell all or any of these securities. In addition, the selling securityholders may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided us with the information regarding their holdings, including in transactions exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. The identity and holdings of the selling securityholders may change from time to time.

			Number of	Number of Shares of
	Principal	Number of	Shares of	Common Stock Beneficially
	Amount of	Shares of	Common	Owned After this Offering
	Notes	Common	Stock
	Beneficially	Stock	Issuable		As a
	Owned	Beneficially	upon		Percentage of
	Before this	Owned	Conversion		Common
	Offering that	Before this	that May be		Stock
Name	May Be Sold	Offering[1]	Sold[2]	Number[3]	Outstanding[4]
Argent Classic Convertible Arbitrage Fund L.P.[5]	$1,250,000	28,628	28,628	—	*
Argent Classic Convertible Arbitrage Fund Ltd.[5]	9,370,000	214,600	214,600	—	*
Argent Classic Convertible Arbitrage Fund II, L.P.[5]	280,000	6,412	6,412	—	*
Argent LowLev Convertible Arbitrage Fund Ltd.[5]	1,800,000	41,225	41,225	—	*
Argent LowLev Convertible Arbitrage Fund II, LLC[5]	80,000	1,832	1,832	—	*
Argentum Multi-Strategy Fund LP — Classic[5]	60,000	1,374	1,374	—	*
Argentum Multi-Strategy Fund Ltd — Classic[5]	240,000	5,496	5,496	—	*
Arkansas Pers[6]	650,000	14,886	14,886	—	*
Boilermakers Blacksmith Pension Trust[6]	700,000	16,032	16,032	—	*
CASAM Context Offshore Advantage Fund Ltd.[7]	2,300,000	52,676	52,676	—	*
Citadel Equity Fund, Ltd.[8,16,17]	35,000,000	1,667,956	801,601	866,355	1.6%
Class C Trading Company, Ltd[5]	1,090,000	24,964	24,964	—	*
Elite Classic Convertible Arbitrage Ltd.[5]	600,000	13,741	13,741	—	*
Forest Global Convertible Master Fund L.P.[9]	3,637,000	83,297	83,297	—	*

			Number of	Number of Shares of
	Principal	Number of	Shares of	Common Stock Beneficially
	Amount of	Shares of	Common	Owned After this Offering
	Notes	Common	Stock
	Beneficially	Stock	Issuable		As a
	Owned	Beneficially	upon		Percentage of
	Before this	Owned	Conversion		Common
	Offering that	Before this	that May be		Stock
Name	May Be Sold	Offering[1]	Sold[2]	Number[3]	Outstanding[4]
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio[9]	405,000	9,275	9,275	—	*
FPL Group Employees Pension Plan[6]	350,000	8,016	8,016	—	*
Froley Revy Alternative Strategies[6]	500,000	11,451	11,451	—	*
Goldman Sachs[10,15,17]	23,550,000	539,363	539,363	—	*
HFR CA Global Opportunity Master Trust[9]	1,230,000	28,170	28,170	—	*
HFR CA Global Select Master Trust Account[5]	470,000	10,764	10,764	—	*
HFR RVA Select Performance Master Trust[9]	363,000	8,313	8,313	—	*
Institutional Benchmarks Master Fund[9]	790,000	18,093	18,093	—	*
LLT Limited	481,000	11,016	11,016	—	*
Lyxor/Forest Fund Limited[9]	6,324,000	144,837	144,837	—	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent[5]	820,000	18,780	18,780	—	*
Partners Group Alternative Strategies PCC LTD[5]	1,000,000	22,902	22,902	—	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio[11]	12,500,000	286,286	286,286	—	*
Silvercreek Limited Partnership[12]	8,000,000	183,223	183,223	—	*
Silvercreek II Limited[12]	4,500,000	103,063	103,063	—	*
Topaz Fund[13,16,17]	2,525,000	57,829	57,829	—	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited[14]	5,849,000	133,959	133,959	—	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited[14]	151,000	3,458	3,458	—	*
Xavex Convertible Arbitrage 2 Fund[5]	240,000	5,496	5,496	—	*
Xavex Convertible Arbitrage 10 Fund[5]	1,200,000	27,483	27,483	—	*

*	Less than 1%.

(1)	Includes shares issuable upon conversion of the notes indicated next to such selling securityholder. See note (2) below.

(2)	Assumes conversion of the full amount of notes held by the selling securityholder at the rate of 22.9029 shares of our common stock per $1,000 in principal amount of the notes. This represents the theoretical maximum number of shares issuable upon conversion of the notes, disregarding the effects of any events that result in an adjustment to the conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes may be adjusted under the circumstances described in the prospectus under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments” and “—Adjustment to Shares Delivered upon Conversion upon Fundamental Change.” Accordingly, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease from time to time. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described in the prospectus under “Description of the Notes—Conversion Rights—Payment upon Conversion.”

(3)	Assumes that the selling securityholder has sold all the shares of our common stock shown as being issuable upon conversion of the notes listed next to such securityholder’s name.

(4)	Calculated based on 53,952,776 shares of our common stock outstanding as of July 18, 2007. In calculating this amount for a particular selling securityholder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of that holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(5)	Nathaniel Brown and Robert Richardson share voting or dispositive powers over these securities.

(6)	Ann Houlihan shares voting or dispositive powers over these securities.

(7)	Michael S, Rosen and William D. Fertig of Context Capital Management, LLC, Investment Advisor to this selling securityholder, share voting or dispositive powers over these securities.

(8)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has the ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(9)	Forest Investment Management LLC exercises voting or dispositive power with respect to these notes and the common stock underlying the notes. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the sole general partner of which is Michael A. Boyd Inc., which is controlled by Michael Boyd.

(10)	The Goldman Sachs Group, Inc. is the parent of Goldman Sachs & Co. Goldman, Sachs & Co. is not an affiliate of Illumina, Inc. (the term “affiliate” as used here means a person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, Illumina, Inc.). Goldman Sachs & Co. makes no other representation about any of its officers, directors or principal equity holders (5% or more) as to whether any of such persons holds or has held positions or offices in, or has or has had any material relationship with, Illumina Inc. or its predecessors or affiliates. Please see the publicly filed reports for Goldman Sachs Group, Inc. available at www.sec.gov for a list of its directors and its executive officers. Except as otherwise specifically identified in the related prospectus under the heading “Incorporation of Certain Documents by Reference,” we have not incorporated by reference into this prospectus supplement or the related prospectus the information contained in, or that can be accessed through, such website (including, without limitation, the publicly filed reports for Goldman Sachs Group, Inc.), and you should not consider it to be a part of this prospectus supplement or the related prospectus.

(11)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC. Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(12)	Louise Morwick, Bryn Joynt and Chris Witkowski share voting or dispositive powers over these securities.

(13)	Robert Marx (SG Americas Securities LLC Investment Advisor) shares voting or dispositive powers over these securities.

(14)	This selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the Investment Manager). The Investment

Manager makes all the investment voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG, which is listed and traded on the NYSE.

(15)	This selling securityholder has identified itself as a broker-dealer that is registered under the Securities Act of 1934, as amended.

(16)	This selling securityholder has identified itself as an affiliate of a broker-dealer that is registered under the Securities Act of 1934, as amended.

(17)	This selling securityholder has represented to us that, at the time it acquired the securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

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